Exhibit 32.1

In connection with the accompanying Quarterly Report on Form 10-Q of United Bancorp, Inc. ("Company") for the quarter ended September 30, 2013 ("Report"), each of the undersigned in his capacity as an officer of the Company, hereby certifies, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Robert K. Chapman	October 25, 2013
Robert K. Chapman (Principal Executive Officer)	Date
President and Chief Executive Officer

/s/ Randal J. Rabe	October 25, 2013
Randal J. Rabe (Principal Financial Officer)	Date
Executive Vice President and Chief Financial Officer